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                     July 14, 2023

       William Delgado
       Chief Financial Officer
       NaturalShrimp Inc.
       5501 LBJ Freeway, Suite 450
       Dallas, TX 75240

                                                        Re: NaturalShrimp Inc.
                                                            Form 10-K for the
Fiscal Year Ended March 31, 2022
                                                            File No. 000-54030

       Dear William Delgado:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services